Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of KeyCorp pertaining to the KeyCorp 2004 Equity Compensation Plan of our report dated January 16, 2004, with respect to the consolidated financial statements of KeyCorp incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Cleveland, Ohio
May 28, 2004